Exhibit 10.11

Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

ELECTRONIC DATA PROCESSING SERVICES AGREEMENT

THIS ELECTRONIC DATA PROCESSING SERVICES AGREEMENT (the “Agreement”) is made and entered into on this October 1, 2024 (the “Effective Date”) by and between Blockchain Power Corp. (“Host”), a Nevada corporation with its registered office at 2000 PGA Boulevard, #4440, Palm Beach Gardens, FL 33408 and Bgin Infrastructure LLC (“Client”), a Delaware Company with its registered office at 110 Ida St, Omaha, NE 68110.

(Hereinafter individually referred to as a “Party” and jointly as “the Parties”)

WHEREAS Host arranges space, infrastructure and supports necessary to provide electronic data processing services to operate Client’s cryptocurrency Servers and related hardware for cloud computing (“Servers”) in the Hosting Facility at the location of [***] in the United States of America (“Location”);

WHEREAS Client wishes to contract with Host to provide hosting and other services for the Client Servers on the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements of the Parties as set forth in this Agreement, the receipt and sufficient of which is hereby irrevocably acknowledged, the Parties hereby agree as follows:

1.	Hosting and Services.

1.1.	Overall Hosting Arrangement. Host shall provide to provide electronic data processing and related services for Client’s Servers at the Hosting Facility, including but not limited to:

1.1.1.	Provision of Space: Arranging appropriate shelf and/or rack space within the Hosting Facility for Client’s Servers.

1.1.2.	Electrical Capacity: Ensuring sufficient electrical capacity at the required voltage and wattage to support the operation of Client’s Servers.

1.1.3.	Monitoring Services and Response: Continuously monitoring Client’s Servers to ensure compliance with the Service Level Agreement (as stipulated in Section 2). Any performance degradation shall be promptly addressed within 12 hours upon its occurrence.

1.1.4.	Operational Support: Providing support services in relation to the operation of Servers, including but not limited to troubleshooting, routine maintenance, network management, performance optimization, including but not limited to adjusting hardware and software configurations, and responding to any reasonable requests made by Client.

1.1.5.	Client Access: Client shall have online access to monitor Server performance but may request physical access for inspection during the term of this agreement, which Host shall permit without delay. Client’s authorized representatives may visit the data processing facility during business hours and by appointments made at least [***] ([***]) hours in advance of the visit. Each Client’s representative and any other person visiting the premises does so at his or her own risk and Host will not be liable for any harm to such persons.

1.1.6.	Host shall perform the above services in a diligent, professional, and workmanlike manner, consistent with industry standards and practices, and in accordance with the terms and conditions of this Agreement (collectively referred to as the “Hosting Service”).

1.2.	Capacity. Host shall ensure that a minimum electrical capacity of [***] MW is continuously available to Client Servers at all times during the term of this Agreement. Host guarantees that this capacity will not be reduced, interrupted, or otherwise compromised, except as explicitly permitted under this Agreement or with prior written consent from the Client. Any failure by Host to provide the agreed capacity shall constitute a material breach of this Agreement, entitling Client to seek all available remedies, including but not limited to termination of the Agreement and claims for damages.

1.3.	Acceptance and Deployment of Servers. Host shall be responsible for the acceptance, installation, configuration and connection of Client’s Servers, and shall, unless otherwise agreed to by Client, complete the following within seven (7) days upon the latter of (i) their arrival at the Hosting Facility, or (ii) the earliest date that Host is capable of receiving the Servers as Host informs Client in writing (“Host’s Deployment Commitment”):

1.3.1.	Promptly accept Client’s Servers upon delivery, without refusal, to allow the following installation and configuration.

1.3.2.	Install each Server on the designated rack(s) immediately upon acceptance, ensuring that the installation is secure and complies with applicable safety and operational standards.

1.3.3.	Configure each Server to achieve its standard operational condition, including but not limited to necessary network, power, and cooling connections.

1.3.4.	Connect Servers to the designated mining pool, setting server IDs.

1.3.5.	Install monitoring scripts, and updating firmware versions as necessarily requested by Client.

1.3.6.	Confirm that each Server is fully operational and ready for mining operations, and promptly notify Client in writing upon successful installation and configuration, with a list specifying the physical location of Client’s Servers.

In the case Host’s Deployment Commitment is not meet, Host shall, at its own expense, increase necessary manpower or extend serving hours as requested by Client to ensure compliance with the required schedule, without any additional charge to Client. In the event that the deployment of any Server is delayed beyond the specified seven (7) day period, Host shall pay Delay Compensation to Client as calculated in accordance with Section 3.3. This Compensation shall be applied to the invoice for the installation services associated with the delayed Servers. If such the delay exceeds thirty (30) days, Client shall have the right to terminate this Agreement upon Notice to Host, Host shall be deemed the responsible party of termination, and shall within thirty (30) days of termination return the deposit untouched without any deduction of fees.

Notwithstanding the foregoing, Host’s timely achievement of Deployment Commitment is predicated upon orderly arrival of Servers in installments as agreed to between Host and Client.

Client shall supply, and be the title holders of, the Servers, and shall be responsible for all costs associated with assembling the Servers, providing the running software and USA-certified power cables with minimum [***] for both main cable and legs.

Host is committed to, within five (5) business days following receipt of the Deposit (as defined below), being in a position to receive the first batch of the Servers.

1.4.	Condition of Hosting Facility. No later than the first arrival of Client’s Servers and at all times up to and until the termination of this Agreement, Host shall ensure sufficient server rooms, server positions, racks, power load and facilities, broadband network and network facilities, heat dissipation facilities, sand, rain and snow-proofing facilities, temperature and humidity monitoring and sensing equipment, security monitoring, and any other equipment reasonably required for the normal operation of the Hosted Servers. These facilities shall adhere to a reasonable commercial standard and satisfy at least the following requirements:

1.4.1.	Network Requirements:

[***]

1.4.2.	Temperature Requirements:

1.4.2.1.	The temperature of the air inlet for any Server shall at all times be within the operational temperature range set forth in the manufacturer specifications of Client’s Servers as confirmed by Client.

1.4.2.2.	If the temperature conditions, particularly high-temperature conditions, within the Hosting Facility do not meet the specified range, Host shall notify Client and be provided with one (1) week to remedy the situation.

1.4.2.3.	If Host fails to remedy the temperature conditions within the specified one (1) week period, Client shall be entitled, at its sole discretion, to remove the affected Servers from the Hosting Facility.

1.4.3.	Humidity Requirements: The environmental humidity within the Hosting Facility shall at all times be within the operational humidity range set forth in the manufacturer specifications of Client’s Servers as confirmed by Client.

1.4.4.	Monitoring Equipment:

1.4.4.1.	The temperature and humidity monitoring and sensing equipment provided by Host shall have a measurement range covering [***].

1.4.4.2.	The equipment may utilize either wired or wireless transmission to facilitate real-time monitoring and maintenance.

1.4.5.	Power Load Requirements:

1.4.5.1.	The power load provided by Host shall meet the requirements specified in this Agreement, the Service Order as in the Appendix I, and any standard operational conditions.

1.4.5.2.	In the event that the power load is insufficient for any reason, including but not limited to damage to power supply equipment, insufficient supply from the power provider, or changes in policy at the Hosting Facility’s location, Client shall be entitled, at its sole discretion, to use any remedies entitled by this Agreement.

1.4.6.	Remedies and Compensation:

1.4.6.1.	Upon Client’s confirmation, Host shall be responsible for the timely and intact removing and relocation of Hosted Servers that may become damaged or inefficient due to Host’s failure to meet the aforementioned condition requirements.

1.4.6.2.	Host shall compensate Client at the real-time market price, after deduction of depreciation, of the Hosted Servers in the event that they are damaged beyond repair or destroyed due to such failures of this Section 1.4.

1.4.6.3.	If Host fails to provide or maintain any of the operating conditions specified in this Section 1.4, including but not limited to temperature, humidity, power load, and network requirements, Client shall be entitled, at its sole discretion, to remove the affected Servers from the Hosting Facility. The corresponding portion of Deposit in connection with the removed Servers shall be returned by Host upon such removal. Furthermore, if the affected Servers constitute 10% or more of all Client Servers, Client shall have the right to terminate this Agreement immediately upon written notice to Host, without any further obligation or liability to Host other than previously incurred but unpaid Service fees. Any costs associated with the removal and termination, including but not limited to un-racking, relocating, transportation, reinstallation, and any associated downtime, shall be borne by Host due to its failure to meet the required conditions.

1.4.6.4.	Client’s rights and remedies specified in this Section 1.4 is without prejudice to any remedies available to Client under the Service Level Agreement hereunder.

1.5.	Repair Services

1.5.1.	Standard Maintenance and Repair

The Service Fee payable by Client shall include all standard maintenance services necessary to ensure the normal operation of the hosted Servers. Standard maintenance includes, but is not limited to, the movement of Servers, replacement of parts, and repair of parts as required to maintain functionality and efficiency. These services are considered part of the ordinary operation and maintenance duties of the Host and shall not incur any additional charges. Client shall be responsible for providing all necessary parts to enable Host to perform such standard maintenance and repair. At the onset of the Services provided under this Agreement, Client shall provide initial training to Host’s key technicians as to the repair protocols and shall keep Host updated on a real-time basis as to any upgrade to the firm ware and specifications of the models.

1.5.2.	Complex Repairs Exclusion

Complex repairs, which are defined as repairs requiring the replacement of major components, including but not limited to hash boards or other critical hardware, shall be excluded from standard maintenance services. These repairs will be assessed on a case-by-case basis, and any associated costs shall be invoiced separately to the Client, subject to prior approval as described in Section 1.5.3.

1.5.3.	Outsourcing of Repairs

With the prior written consent of the Client, the Host may outsource complex repair services to qualified third-party service providers. The Client shall be responsible for the following actual costs incurred by the Host, including but not limited to: (a) Any repair costs not covered by the manufacturer’s warranty, including parts and labor charges from the third-party service provider; (b) Any necessary packaging and shipping costs associated with the repair, including the transportation of faulty equipment to and from the repair facility.

Before engaging any third-party service provider, the Host shall provide the Client with an itemized estimate of all anticipated costs and obtain written approval from the Client. The Client reserves the right to reject any proposed repairs or associated costs that exceed the initial estimate provided by the Host.

2.	Service Level Agreement (“SLA”).

2.1.	Online Hashrate Commitment.

2.1.1.	Definition of Online Hashrate Percentage. “Online Hashrate Percentage” shall mean the value of the 24-hour actual hashrate of the hosted Server divided by the theoretical hashrate value of the server, as determined by its manufacturer’s specifications. Host shall ensure that the average Online Hashrate Percentage during each billing period is no less than [***] percent ([***]%) (the “Service Level”), except in cases where the hashrate reduction is caused solely by defects in the Servers, or factors outside of Host’s reasonable control as confirmed by Client. This data shall be based on monitoring data generated from the backend management system designated by Client.

2.2.	Uptime Monitoring. Host shall provide Client with access to real-time monitoring tools and, within three (3) working days following the end of each month, a monthly report that detail the uptime performance of the Hosting Services. These reports shall include detailed logs of any outages and the reasons for such outages. Client shall have three (3) working days to review and confirm the accuracy of the reports, raising any discrepancies within that period. A report shall only be considered final upon Client’s confirmation. Failure to provide timely reports shall be considered a material breach of Host.

2.3.	Remedies for SLA.

2.3.1.	If the Online Hashrate Percentage for any billing period does not meet the SLA, due to substandard conditions at the Facility, including but not limited to power connection issues, network connectivity issues, inadequate heat dissipation, or water purification failures, and such issues are not attributable to a Force Majeure Event, Host shall have a period of five (5) calendar days from the date of notification by Client to remedy the unmet condition.

2.3.2.	If Host fails to maintain SLA for two consecutive months, Client may terminate this Agreement with immediate effect upon written notice to Host for such material breach.

3.	Invoice and Payment; Fees and Compensation

3.1.	Definitions. For the purposes of this Agreement, the following fees-related definitions shall apply:

3.1.1.	“Standard Hosting Price”: The agreed-upon price per kilowatt-hour (kWh) for hosting services, inclusive of taxes.

3.1.2.	“Monthly Theoretical Hosting Fee”: The estimated monthly hosting fee calculated based on theoretical electricity consumption.

3.1.3.	“Actual Hosting Unit Price”: The actual price per kWh applied in a given month, which may be adjusted under certain conditions as specified herein.

3.1.4.	“Minimum Load Standard”: The minimum power consumption commitment by Client each month, measured in megawatts (MW).

3.1.5.	“Racking Fee”: The fee charged by Host for installing (racking) each Server unit.

3.1.6.	“Off-Racking Fee”: The fee charged by Host for removing (off-racking) each Server unit.

3.1.7.	“Delay Compensation”: The compensation payable by the defaulting party in the event of delays in meeting their respective commitments under this Agreement.

3.2.	Deployment Fees and Rate

3.2.1.	Deployment Fees

3.2.1.1.	Racking Fee: USD $ [***] per MW.

3.2.1.2.	Off-Racking Fee: USD $ [***] per MW.

3.2.1.3.	Aspirational Deployment Rate: The Host will endeavor to achieve an average racking / off-racking rate of [***]MW or [***] units per day.

3.2.1.4.	Minimum Deployment Rate: Host shall achieve a minimum racking/off-racking rate of [***]MW / [***] units per day, with an acceptable deviation of [***] units.

3.2.1.5.	Delivery Coordination: Client shall coordinate with its logistics and shipping company so that the aggregate power consumption of the Servers that are delivered to Hosting Facility for deployment within any 48-hour period shall not exceed [***]MW ([***] units). Should the deliveries exceed this limit, Host may delay the racking of the Servers for a reasonable time frame, but such delay shall not result in any liability or breach of obligations for either party.

3.2.1.6.	Performance Adjustment: If the actual deployment rate falls below [***]% of the standard rate, the corresponding Racking Fee shall be reduced proportionally; provided, that such rate deduction is only applicable on the condition that Client has not violated Section 3.2.1.5. above.

3.2.1.7.	Monitoring: Deployment rates shall be verified based on data from the backend management system confirmed by Client.

3.3.	Delay Compensation

3.3.1.	Client’s Delivery Commitment

Client commits to deliver [***] Servers to Host’s facility by [***] and additional [***] Serves by [***].   Should Client fail to meet these commitments, Client shall compensate Host for the delay based on the Delay Compensation provided under Section 3.3.3. below, multiplied by the quantity of Servers delayed. Host may deduct the corresponding Delay Compensation from the Deposit. If the delay exceeds thirty (30) days, Host may request termination of this Agreement and shall return the remaining Deposit to Client after deducting the applicable Delay Compensation.

3.3.2.	Host’s Deployment Commitment

Host commits to providing adequate power supply and facility readiness, and completing the deployment of Servers according to the schedule and quantities specified in Section 1.3 of this Agreement. Should Host fail to meet this commitment, Host shall compensate Client for the delay based on the Delay Compensation provided under Section 3.3.3. below, multiplied by the quantity of Servers affected, minus any reduction of racking fee pursuant to Section 3.2.1.6. If the delay exceeds thirty (30) days, Client has the right to terminate this Agreement, and Host shall return the full Deposit and pay the applicable Delay Compensation to Client.

Notwithstanding the foregoing, Host’s timely Deployment Commitment under this Agreement only pertains to [***] MW of Capacity. To the extent that the Host’s existing client taking the remaining [***] MW fails to timely agree to vacate and release the [***] MW Capacity contractually committed to such third-party client, Host shall have the right to notify Client and reduce the Capacity under this Agreement from [***] MW to [***] MW, unless Host and Client mutually agree to revising timing of deployment with respect to the remaining [***] MW. If the remaining [***] MW Capacity does not become available by [***], Client shall have the right to reduce the total load by [***] MW such that the total Capacity under this Agreement shall be [***] MW. In any event, any delay relating to such third-party client’s failure to timely release the capacity shall not result in any penalty to Host.

3.3.3.	Calculation of Delay Compensation. Delay Compensation shall be calculated as follows:

Delay Compensation = [***]

3.4.	Hosting Service Price and Calculation

3.4.1.	Standard Hosting Price.

The Standard Hosting Price, inclusive of service taxes, shall be USD $[***] per kilowatt-hour (kWh).

3.4.2.	Monthly Theoretical Hosting Fee. The Monthly Theoretical Hosting Fee shall be calculated on the estimated power consumption as follows:

Monthly Theoretical Hosting Fee=[***]

3.4.3.	Actual Hosting Fees

3.4.3.1.	Metering: Within 3 working days following the end of each month, Host shall provide to Client detailed records of each modular data center container’s meter reading at every 4-hour intevals and calculation of monthly power consumption.

3.4.3.2.	Verification: Client reserves the right to periodically or randomly inspect and calibrate the accuracy of the electric meter. Host shall fully cooperate with such inspections.

3.4.3.3.	Calculation: Monthly Hosting Fee = [***]

Minimum and Maximum Load Standard: For the purposes of this Agreement, the “Contracted Load” shall refer to the standard total capacity agreed upon by the Client and the Host, at [***] MW each month, or at [***] MW if reduced in accordance with Section 3.3.2. The Client agrees to maintain a minimum load standard of not less than [***] percent ([***]%) of the Contracted Load each month. Consumption shall not exceed [***] percent ([***]%) above the Contracted Load.

When Contracted Load is [***] MW, Client covenants that the minimum consumption is [***] MW ([***]% of contracted amount). If at any time Client’s consumption drops below [***] MW, Host shall use [***]MW to calculate Client’s Service Fee for the relevant duration. When Contracted Load is [***] MW, Client covenants that the minimum consumption is [***] MW ([***]% of then contracted amount). If at any time Client’s consumption drops below [***] MW, Host shall use [***] MW to calculate Client’s Service Fee for the relevant duration. If at any time Client’s actual power consumption exceeds [***] MW, the portion of consumption over [***] MW will be billed at the Overage Rate (such overage charge, the “Overage Fee”), i.e., $[***]/kWh. When Contracted Load is [***] MW, if at any time Client’s actual power consumption exceeds [***] MW, the portion of consumption over [***] MW will be billed at the Overage Rate

3.5.	Clarification on Fees

3.5.1.	Actual Consumption

For avoidance of doubt, all hosting fees shall be determined based on actual electricity consumption as measured by the dedicated electric meter, and not by the theoretical hosting quantity stipulated in this Agreement.

3.5.2.	No Presumed Fees

For avoidance of doubt, except specifically stipulated in this Section 3 or subject to any further mutual written agreement or understanding, all support and on-site management provided by Host mentioned in this Agreement shall be fully covered by the Hosting Fees and will not be charged separately.

3.6.	Prepayment and Billing Arrangement

3.6.1.	Billing for First Two Months

During the first two (2) months of performing this Agreement, Client shall be billed on a post-pay basis for the actual power consumption of its Servers. Host shall provide Client with power consumption data and an invoice within three (3) working days following the end of each billing month for the actual power consumption during the prior month. The Client shall transfer payment in USDT within seven (7) days of receiving the invoice.

3.6.2.	Prepayment After Initial Period

After the first two (2) billing months, the Client’s payments shall be billed on a pre-pay basis, with a USDT transfer due on the 1st of each month, Client shall make a prepayment equivalent to one (1) month’s theoretical hosting fee, as calculated pursuant to Section 3.4.2.

3.6.3.	Payment Timing. The Prepayment shall be made after the initial two (2) complete billing month and on the first (1) day of each month during the term of this Agreement.

3.6.4.	Use of Prepayment

The Prepayment shall be applied toward the following months’ hosting fee. At the end of each billing month, there shall be a reconciliation and true-up based on the actual power consumption versus the estimated amount. Any adjustments confirmed by Client shall be reflected in subsequent invoices, and any remaining balance shall be applied to subsequent monthly hosting fees until fully utilized.

3.6.5.	Refund of Prepayment

Upon termination of this Agreement, Host shall unconditionally refund any unused portion of the Prepayment to Client within thirty (30) days, irrespective of any disputes of fees that may exist. Failure by Host to refund the Prepayment timely shall result in a late payment penalty of [***]% of the unpaid amount for each day overdue.

3.6.6.	Late Payment.

In case of Client’s payment of Service Fee in arrears for more than five (5) working days, upon one day’s written notice, Host shall be entitled to switch mining to its account until such time as arrears are paid in full or (30) days arrears are exceeded. In the event 30 days arrears are exceeded and upon one day’s written notice, Host shall be entitled to remove Client’s Servers off the shelves or continue to operate at Host’s sole discretion. If Host removes servers, Client shall pay a daily overdue fee at 0.1% of the amount unpaid additionally thereafter.   In such a case, Client shall be liable for the related costs and losses incurred therefrom. Notwithstanding the foregoing, this provision 3.6.6. shall not apply to the period during which Client’s good-faith contest of the power consumption data and/or fee calculation have not been resolved.

3.7.	Deposit

3.7.1.	Deposit Amount

Client shall pay a deposit equivalent to [***] month’s theoretical hosting fee, as calculated pursuant to Section 3.4.2 at USD $[***].

3.7.2.	Payment Timing

The Deposit shall be paid within three (3) business days after the signing of this Agreement.

3.7.3.	Refund of Deposit

Upon termination of this Agreement, Host shall unconditionally refund the Deposit to Client as follows:

3.7.3.1.	If Servers have been fully or partially operational by the time of termination, Host shall return the remaining Deposit within thirty (30) days after deducting any unpaid hosting fees and applicable Delay Compensation.

3.7.3.2.	If Servers have not operational by the time of termination, Host shall return the full Deposit within thirty (30) days.

3.7.3.3.	Late Refund Penalty: Failure by Host to refund the Deposit timely shall result in a late payment penalty of [***]% of the unpaid amount for each day overdue.

3.8.	Invoicing and Payment

3.8.1.	Invoice Issuance. Host shall issue invoices in accordance with the timing provided in Section 3.6 agove. If the third working day falls on a non-working day, the invoice may be issued on the next working day.

3.8.2.	Supporting Documentation. Each invoice shall be accompanied by a reconciliation statement and supporting documents, including but not limited to 4-hour interval readings of the relevant electric meter for the billing period.

3.8.3.	Payment Terms

3.8.3.1.	Payment Deadline: Client shall settle the invoiced amount within five (5) working days of receipt, provided there are no objections or Disputes.

3.8.3.2.	Payment Methods: Payments shall be made via USD transfer or other methods as requested in writing by Client provided that Client shall compensate Host for any costs to Host associated with converting non-USD currencies to USD and related third party administrative fee.

3.8.3.3.	Deduction and Credit Note: In any case a prepaid amount of Client has exceeded the actual consumption amount, Client shall at its sole discretion, request a credit note from Host, and Host shall issue a credit note for the unused portion, which will be deducted from the next month’s invoice.

3.8.4.	Invoice Disputes and Adjustments

3.8.4.1.	Dispute Notification: Client shall notify Host of any objections to the invoice within seven (7) working days of receipt, providing relevant data and records to substantiate the dispute.

3.8.4.2.	Resolution: Both Parties shall actively collaborate to resolve any discrepancies using independent meter readings or data from the Fadmin system designated by Client.

3.8.4.3.	Continued Operations: Pending resolution of any disputes, Host shall ensure uninterrupted operation of Client’s Servers.

3.8.4.4.	Revised Invoice: Upon resolution, Host shall issue a revised invoice, which Client shall approve in writing within five (5) working days of receipt.

4.	Frustration of Purpose; Adjustment Mechanism

4.1.	Frustration of Purpose Condition

In the event that the market price of the target cryptocurrency of Client’s Servers declines to a level that renders the Client’s operations at the Hosting Facility unprofitable, such a situation shall be deemed a Frustration of Purpose condition. This condition shall be determined based on the Hosting Fee Ratio, calculated as Monthly Hosting Fees divided by the Theoretical PPS Income of the month (calculated daily, using target cryptocurrency prices from a credible third-party platform as mutually agreed upon). If the Hosting Fee Ratio reaches [***], the situation of Frustration of Purpose shall be triggered, Client may, on its sole discretion, terminate this Agreement upon sixty (60) days prior written notice without incurring any liability.

5.	On-site Management

5.1.	Safety and Security

Host shall implement and maintain proactive monitoring and risk management systems as agreed by Client to ensure the safety and security of the Hosting Facility and Client’s Servers and against any safety accidents such as damage, loss or fire outbreak, etc. or any faults such as dust ingress, water ingress or snow ingress, etc. Such systems shall include real-time monitoring for environmental risks (e.g., temperature, humidity, electrical issues) and immediate alerts to both Host and Client upon detecting abnormalities. If any Client Server is damaged beyond repair, lost or has other abnormalities, Host shall indemnify Client against its losses arising therefrom based on the fair market value (taking into account of its age and depreciation factor) of such damaged Servers.

5.2.	24/7 Host Response

5.2.1.	Continuous Support and Monitoring

Host shall arrange and maintain personnel on a 24-hour per day, 7-day per week basis, to promptly respond to all requests and operational needs of Client, including, but not limited to, troubleshooting, system checks, and reporting on the status of the hosted Servers. Host personnel shall continuously monitor the Servers and provide timely reports and updates as specified by the Client.

5.2.2.	Operation and Maintenance Tasks

Host shall be responsible for performing all necessary operation and maintenance tasks as instructed by Client personnel. Such tasks include, but are not limited to, mounting and unmounting of hosted Servers, conducting inventory checks, providing cleaning services, and any other operational needs reasonably required by Client.

5.2.3.	Response to Machine Disconnection or Hashrate Issues

In the event of a machine disconnection or a hash board malfunction resulting in no hashrate, Host shall respond and complete the necessary corrective actions with urgency and always within 48 hours], and assist Client in submitting the required repair evaluation promptly. The only exception to this 48 hour standard is for Complex Repair items. Failure to resolve such (Non-Complex) issues within the agreed timeframe shall be considered a material breach of this Agreement.

5.3.	Reporting and Communication

5.3.1.	Designated Reporting Personnel

Host shall designate specific personnel responsible for providing daily and weekly reports to the Client’s operations team. These reports shall include, but are not limited to, operational status updates, performance metrics, and any issues encountered during the period. Host shall ensure full transparency and cooperation in all communications with the Client’s designated personnel.

5.3.2.	Joint Inventory and Maintenance Confirmation

In the event of operation and maintenance activities conducted by Host personnel, both Host and Client teams shall jointly take inventory of the Client’s hosted Servers and related equipment. Both parties shall reach mutual agreement on the inventory status before proceeding with or concluding maintenance tasks.

5.4.	Other Supports from Host

Unless otherwise specifically agreed, Host shall be responsible for the maintenance of the Servers. Host shall also provide the necessary infrastructure and support to Client effectively without incurring any other fees not stipulated in this agreement. Host’s assistance obligations shall include, but are not limited to, the following:

5.4.1.	Providing sufficient storage space for malfunctioning Servers, returned Servers, repair parts, and other related items; especially in considering the Client’s possible need for periodic off-shelving, Client may at its own option and expense purchase or rent storage space to properly safeguard and maintain the original packaging of Client’s Servers;

5.4.2.	Providing necessary equipment, such as forklifts and lifts, to assist in the timely racking and un-racking of Servers;

5.4.3.	Providing a secure testing area for Client’s authorized on-site maintenance personnel, equipped with a [***] power supply and network access, with a minimum of five power outlets and five network ports;

5.4.4.	Providing reasonable office space and facilities for Client Personnel to use while on-site.

5.4.5.	Provide sufficient warehouse space to Client for storage and safe-keeping of Inventory Assets, with the exception of server boxes and shipping materials. Client may provide storage containers for the cardboard boxes and shipping materials for storage at the Miracle Run Location.

6.	Representatives Acknowledgements and Warranties

6.1.	Client’s Representative Acknowledgements

6.1.1.	Client represents, warrants, and covenants that (i) it has full legal capacity, right, power and authority to execute and perform its obligations under this Agreement; and (ii) its performance of obligations hereunder will not violate any applicable laws or require the consent of any third party.

6.1.2.	Client represents and warrants that the Servers hosted at the Hosting Facility are the assets of Client or a third party designated by Client (the “Owner”). The Owner retains full proprietary interest in the hosted Servers throughout the term of this Agreement.

6.2.	Host’s Representative Acknowledgements

6.2.1.	Host represents and warrants that there are no ownership disputes concerning the data center where the Servers are hosted, and Host has the lawful right to operate and manage the Hosting Facility as per the terms of this Agreement.

6.2.2.	Host represents and warrants that an independent hosting room or clearly designated space within the Hosting Facility shall be provided to ensure a clear distinction between the Client’s hosted Servers and those of other clients.

6.2.3.	Host represents and warrants that under no circumstances shall Host’s creditors, shareholders, or any other third parties have the right to dispute the ownership of the hosted Servers. In the event of such a situation, Host shall provide all reasonable assistance to the Owner to affirm the proprietary interest in the hosted Servers.

7.	Proprietary Interest and Title of Servers

The Servers hosted under this Agreement are the assets of Client or a third party designated Owner. The Owner retains full proprietary interest in the hosted Servers. The proprietary interest of the Owner in the hosted Servers shall not be affected by any factors, including but not limited to Host’s operational status, financial condition, or any disputes or litigation with shareholders or third parties. Under no circumstances shall Host’s creditors, shareholders, or any other third parties have any right to dispute or challenge the ownership of the hosted Servers. Under no circumstances shall Host, its creditors, shareholders, or any other third parties have any rights to impose liens, encumbrances, or any other claims against the hosted Servers. Host shall not engage in any actions that may affect the Owner’s proprietary interest, including but not limited to any rights to sell, transfer, or encumber the Servers. In the event of any external claims or disputes, Host shall provide all reasonable assistance to the Owner to affirm and protect their proprietary interest in the hosted Servers.

8.	Term, Termination, and Effect

8.1.	Term

Unless terminated sooner as provided in this Agreement, the term of this Agreement shall begin on the Effective Date and expire [***] thereafter (the “Term”). The Agreement shall renew only if Client and Host mutually agree in writing within thirty (30) days in advance of the conclusion of the Term.

8.2.	Termination by Host

Host may terminate this Agreement for cause immediately following written notice if Client: (i) fails to make any payments due pursuant to this Agreement or any other agreement entered into with Host; (ii) violates, or fails to perform or fulfill any covenant or provision of this Agreement, and such breach is not cured within fifteen (15) days after notification from Host; (iii) enters into bankruptcy, financial failure, insolvency, or merges with another person, corporation, or entity without the prior approval of Host.

8.3.	Termination by Client

Client may terminate this Agreement for cause immediately following written notice if Host materially breaches any of its obligations under this Agreement. Material breaches include, but are not limited to: (i) Failure to provide the Services, including maintaining the specified Service Level Agreement (SLA) of [***]% service for two consecutive months, and failure to perform obligations specified in Section 5, excluding Force Majeure Events; (ii) Any delays in the commencement of operation of Client’s Servers beyond what is considered commercially reasonable, excluding delays caused by Force Majeure Events; (iii) Failure to ensure adequate facilities and infrastructure necessary for the proper functioning of Client’s Servers, including but not limited to, the availability of rack space, electrical and network connectivity; (iv) Repeated interruptions or curtailments in the power supply not accounted for under Force Majeure Events or the SLA, which significantly impact Client’s operations; (v) Failure to maintain compliance with applicable laws, permits, and regulatory requirements, and such non-compliance has not been cured within 30 days upon Host receiving notification; (vi) Any material misrepresentation or omission of information provided by Host that adversely affects Client’s interests.

8.4.	Termination for Convenience.

Either party may terminate the Agreement for convenience by providing the other party with a 60-day written notice. The Party initiating such termination right shall bear responsibilities as specified in Section 8.6.

8.5.	Termination for Force Majeure Events

If the normal performance of this Agreement cannot be resumed within [***] calendar days from the occurrence of a event of Force Majeure as specified in Section 11, Host and Client each shall be entitled to terminate this Agreement with immediate effect without any liability for breach of contract.

8.6.	Responsibility for Termination Costs

The Party responsible for the termination of this Agreement (the “Responsible Party”) shall bear all costs of removal, and other reasonable termination costs, including transportation and storage of Servers, as well as any other expenses incurred as a result of the termination. The Responsible Party for Termination shall be determined as follows: (i) if the termination is for convenience, the Responsible Party for Termination shall be the party initiating the termination; (ii) if the termination is due to a material breach, the Responsible Party for Termination shall be the party that committed the breach, entitling the non-breaching party to exercise its right to terminate the Agreement.

8.7.	Effect of Termination

8.7.1.	Upon termination or expiration of this Agreement due to Client’s material breach of this Agreement, Client agrees to immediately pay to Host all amounts then owed, including all amounts owed through the term of any applicable Service Order. Host will provide written notice of any funds owed. If Client fails to make such payments within 30 (thirty) days of receiving the notice, Host shall have the right to use the Deposit provided by Client to recover the amounts owed. Host will return any additional funds above what is owed by Client within thirty (30) days.

8.7.2.	Without prejudice to any other rights or remedies available to Client under this Agreement or any other agreements, upon termination or expiration of this Agreement due to Host’s material breach of this Agreement, Host shall: (i) Refund to Client any prepaid but unused service fees within thirty (30) days; (ii) Assist in the orderly relocation of Client’s Servers to a new facility of Client’s choosing at Host’s expense, including all reasonable transportation, storage, and other related costs; (iii) Compensate Client for any damages or losses incurred as a result of the default, in accordance with the indemnity provisions of this Agreement.

9.	Insurance

9.1.	Insurance Coverage

Host shall maintain comprehensive insurance policies covering all risks associated with the Hosting Facility, including but not limited to property damage, liability, and business interruption. Client shall maintain comprehensive insurance policies covering all risks associated with its Servers.

9.2.	Liability for Insufficient Insurance

The Servers are personal property of Client, and Client assumes all risk of loss or damage due to casualty or any other event. Client’s sole source of protection in this regard shall be through insurance obtained at its own expense. If Client fails to obtain adequate and appropriate insurance to cover any loss, it shall bear sole responsibility for such losses.

With respect to any losses which could have been covered by insurance (including without limitation property, casualty, fire, all risk, and/or commercial general liability insurance) under the terms of this Agreement, and excluding only losses directly, primarily, and ultimately caused by Host’s sole gross negligence or intentional misconduct), Client hereby waives and releases Host, its officers, directors, employees and agents, from any and all claims and liability for any loss or damage arising from, or in any way related to, the Servers, Host’s facilities, other property, or the parties’ relationship under this Agreement.   This waiver and release include, but are not limited to, claims based on injury or death to persons, damage to or loss of property, loss or interruption of business, or any other harm or damage whatsoever. Client further agrees that it and its insurance companies shall have no right of subrogation against Host on account of this waiver and release.  Because the provisions of this section are intended to preclude the assignment of any claim mentioned herein by way of subrogation or otherwise to an insurer or any other person, Client shall give notice of the provisions of this section to any insurance company that has issued to Client any policy of property, casualty, fire, all risk, and/or commercial general liability insurance, and have such insurance policies properly endorse, if necessary, to prevent the invalidation of such insurance by reason of the provisions of this section.

Host shall remain liable for any damages directly caused by its gross negligence or willful misconducts that are not covered by Client’s insurance.

10.	INDEMNIFICATION

10.1.	Host shall indemnify, defend, and hold Client and its Affiliates, and its and their officers, directors, agents, and employees, harmless from and against any third-party action, claim, suit, proceeding, demand, investigation, or charge alleging any costs, losses, liabilities, damages, fines, judgments, fees, or expenses (including reasonable attorneys’ fees and court costs) directly or indirectly, as a result of, or based upon or arising out of: (i) Host’s performance of the Services hereunder; (ii) any failure by Host to comply with Applicable Law in connection with the Services or this Agreement; (iii) any liability, loss or damage incurred by gross negligence, willful misconduct, or material failure to adhere to the agreed hosting conditions of Host; or (iv) facts, which if true, would constitute a material breach of any of Host representations, warranties, or covenants hereunder, including, but not limited to, Host fails to provide Services required by Client in accordance with this Agreement, such as frequent power outages at the Hosting Facility, Hosting Facility being shut down or being required to make improvements by competent authorities, etc., which prevents Hosted Servers from being in a stable Uptime. Should (1) in the event that Client asserts claim(s) against Host, Host fails to respond to the claim and take remedial action reasonably satisfactory to Client within ten (10) days following receipt of written notice thereof from Client; or (2) in the event that any third party asserts claim(s) against Host and/or Client, Host fails to use counsel reasonably acceptable to Client within ten (10) days following receipt of written notice thereof from Client, Client shall be entitled to terminate this Agreement by written notice with immediate effect and control the defense and settlement of any such claim using counsel of its own choice with Host bearing the costs and expenses of such representation (if applicable). Host may not settle any action, claim, suit, proceeding, demand, investigation, or charge under this Section 10.1 without Client’s prior written consent. For avoidance of doubt, Client shall be entitled to participate in any defense using its own counsel at its own cost.

10.2.	Client shall indemnify, defend, and hold Host and its Affiliates, and its and their officers, directors, agents, and employees, harmless from and against any third-party action, claim, suit, proceeding, demand, investigation, or charge alleging any costs, losses, liabilities, damages, fines, judgments, fees, or expenses (including reasonable attorneys’ fees and court costs) directly or indirectly, as a result of, or based upon or arising out of: (i) Client’s or its designated third party’s operations at the Hosting Facility; (ii) any failure to comply by Client or its designated third party with Applicable Law in connection with its operations at the Hosting Facility or this Agreement; (iii) any liability or damage incurred by reason of any act or omission of Client or its designated third party; or (iv) facts, which if true, would constitute a material breach of any of Client representations, warranties, or covenants hereunder. Should (1) in the event that Host asserts claim(s) against Client, Client fails to respond to the claim and take remedial action reasonably satisfactory to Host within ten (10) days following receipt of written notice thereof from Host; or (2) in the event that any third party asserts claim(s) against Host and/or Client, Client fails to use counsel reasonably acceptable to Host within ten (10) days following receipt of written notice thereof from Host, Host shall be entitled to terminate this Agreement by written notice with immediate effect and control the defense and settlement of any such claim using counsel of its own choice with Client bearing the costs and expenses of such representation (if applicable). Client may not settle any action, claim, suit, proceeding, demand, investigation, or charge under this Section 10.2 without Host’s prior written consent. For avoidance of doubt, Host shall be entitled to participate in any defense using its own counsel at its own cost.

11.	Force Majeure.

Neither party will be responsible nor in anyway liable for any delays or failures in performance under this Agreement. Any time exceeding this aggregate shall be deducted from the payment obligations of Client for the corresponding period, arising out of or relating to a Force Majeure Event. A “Force Majeure Event” means a failure by the other party to perform any of its obligations under this Agreement, if such failure is caused by events or circumstances beyond its reasonable control, including, without limitation, acts of God, war, labor strike, plant shutdown, unavailability of or interference with necessary transportation, any raw material or power shortage, terrorist act, accident, fire, flood, earthquake, landslide, hurricane, typhoon, tsunami, volcanic eruption, inclement weather, health pandemic or epidemic, national, local or regional emergency, any law, order, regulation, seizure or other action of any governing authority or agency. Notwithstanding the foregoing, in the event of such an occurrence, each affected Party agrees to notify the other Party within 48 hours of the occurrence of a Force Majeure Event and make a good faith effort to perform its obligations hereunder.

12.	Confidentiality; Privacy; Intellectual Property

12.1.	Confidentiality Obligations

Each Party acknowledges that, in the course of performing its responsibilities under this Agreement, it and its employees, agents, or representatives may be exposed to or acquire information that constitutes Confidential Information (defined below) of the other party. Neither party shall use, disclose, or copy any Confidential Information except to the limited extent necessary to perform its obligations under this Agreement. Confidential Information shall not be disclosed to any person or entity other than those who have a need to know and as expressly permitted by this Agreement. Each party shall employ the same measures to protect the Confidential Information as it uses to protect its own most confidential and proprietary information, but in no event less than commercially reasonable measures.

12.2.	Definition of Confidential Information

“Confidential Information” refers to any confidential or proprietary information of a party, including but not limited to business plans, strategies, forecasts, projections, information about business structures, operations, systems, finances, assets, investments, investment strategies, software, technology systems, and personnel, customers, and suppliers. Confidential Information does not include information that: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known to the receiving party independently of any disclosure by the disclosing party and from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party.

12.3.	Return or Destruction of Confidential Information

Upon termination or expiration of this Agreement, or at any other time upon the request of the other party, each party shall return to the other party or destroy and delete, as applicable, all Confidential Information and any copies thereof in its possession or control.

12.4.	Client’s Special Rate

Client acknowledges and agrees that it is a privilege to benefit from the special concession that Host makes to reduce the hosting rate under this Agreement and that the disclosure of the standard hosting price under Section 3.4.1 (the “Discount Rate”) and/or other terms and conditions under this Agreement will result in irreparable harms to Host, including without limitation threatened or realized losses of business from other clients. Client agrees that (a) it shall keep the Discount Rate under Section 3.4.1 and the terms and conditions of this Agreement strictly confidential and only reveal to its operational and financial managers on a need-to-know basis, and (b) such the standard hosting price under Section 3.4.1 shall be increased to $[***]/kWh, which shall be retroactively applied to the effective date of the Agreement, if the Client reveals its Discount Rate to any third party, whether by negligence or intent.

12.5.	Privacy Compliance

Host warrants and represents that it will comply with all applicable privacy laws throughout the term of this Agreement and will take all reasonable steps within its power to ensure that its employees, contractors, and other affiliates comply with all applicable privacy laws.

12.6.	Intellectual Property Rights

Except for the rights expressly granted herein, all rights, titles, and interests in any and all client relationships, proprietary rights, and intellectual property rights in each party’s data and intellectual property shall remain with and be the exclusive property of the owner.

12.7.	Cooperation with Government or Legal Investigations

Each party may cooperate with any government or legal investigation concerning any aspect of the Servers or any services provided under this Agreement, which may include disclosing identifying information of the other party.

12.8.	Use of Trademarks and Intellectual Property

Neither party shall use the other party’s trademarks, service marks, trade names, copyrights, or other intellectual property rights in any promotion, publication, or press release without the prior written consent of the other party, which consent shall not be unreasonably withheld.

13.	NOTICES

All notices, requirements, requests, claims, and other communications in relation to this Agreement shall be in writing, and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified below or at such other address for a party may be specified in a notice given in accordance with this Section 13. Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Working Day, on the next following Working Day). The following are the initial address of each Party:

If to Host:

Address: Blockchain Power Corp., 2000 PGA Boulevard, #4440, Palm Beach Gardens, FL 33408

Attn:  [***]

Email: [***]

If to Client:

Address: 110 Ida St, Omaha, NE 68110

Attn: [***]

Email: [***]

14.	Miscellaneous

14.1.	Entire Agreement and Amendment. This Agreement, together with all Services Orders, appendixes, schedules, annexes and exhibits, constitute the full and entire understating and agreement between the Parties, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof. This Agreement may only be amended with the written consent of both Parties or otherwise as mutually agreed by both Parties.

14.2.	Assignment

14.2.1.	Client may freely assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part to its Affiliates or to any third party. Client will provide written notification of such assignment or transfer to Host; provided that Client shall remain the only party with which Host will interface and which shall be responsible for any payment due under this Agreement.

14.2.2.	Host may assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part to its Affiliates. Host will provide written notification of such assignment or transfer to Client. The assigned party shall provide materials requested by Client to complete due diligence before such assignment, Client shall be entitled to terminate this Agreement without any liability in event of its objection to such assignment, and for breach of contract if the assigned party fails to meet the criteria for service provision.

14.2.3.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

14.3.	Governing Law. This Agreement shall be solely governed by and construed in accordance with the laws of the State of West Virginia, without regard to principles of conflict of laws.

14.4.	Dispute Resolution. All disputes arising under this Agreement shall be submitted to arbitration in the State of West Virginia before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Relevant Jurisdiction. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent the party from obtaining an injunction. The breaching Party shall bear the attorney fees and arbitration fees of the non-breaching Party. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

14.5.	Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal or unenforceable under any Applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Applicable Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality or enforceability of such provision in any other jurisdiction.

14.6.	Titles and Headings. The titles and headings used in this Agreement are for convenience only and shall not affect the interpretation or construction of any provision of this Agreement. Any reference to sections or clauses is for identification purposes only and shall not affect the rights or obligations of the parties.

14.7.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

14.8.	Each Party shall bear its own applicable taxes and fees hereunder, including, without limitation, income taxes, business taxes, property/equipment taxes, goods and services taxes, personal property taxes, sales, service and use taxes (special or otherwise, foreseen or unforeseen), which is applicable to the term of this Agreement.

14.9.	This Agreement shall not confer any rights or remedies upon any person other than the Parties hereto and their respective successors and permitted assigns.

[The remainder of this page is intentionally left blank for signature]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

Signed for and on behalf of Client

Bgin Infrastructure LLC

Signature	/s/ Qingfeng Wu
Name:	Qingfeng Wu
Title:	Member

Signed for and on behalf of Host

Blockchain Power Corp.

Signature	/s/ [***]
Name:	[***]
Title:	[***]